Exhibit 99.3

PennantPark Senior Secured Loan Fund I LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2022 and 2021

Independent Auditor’s Report

To the Board of Directors

PennantPark Senior Secured Loan Fund I LLC

Opinion

We have audited the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC and its subsidiaries (the Fund), which comprise the consolidated statements of assets, liabilities, and members’ equity, including the consolidated schedules of investments, as of September 30, 2022 and 2021, the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of September 30, 2022 and 2021, and the results of its operations, changes in members’ equity and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ RSM US LLP

New York, New York

November 17, 2022

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Assets, Liabilities and Members' Equity
($ In thousands)

	September 30, 2022	September 30, 2021
Assets
Investments at fair value (cost—$770,280 and $576,263, respectively)	$754,722	$564,783
Cash and cash equivalents (cost—$33,725 and $28,387, respectively)	33,705	28,374
Interest receivable	3,025	1,414
Receivable for investment sold	3,637	7,323
Prepaid expenses and other assets	1,722	1,665
Total assets	796,811	603,559
Liabilities
Credit facility payable	259,500	112,000
2032 Asset-backed debt, net (par—$246,000)	243,365	242,757
Notes payable to members	217,350	161,000
Payable for investments purchased	10,414	31,963
Interest payable on notes to members	4,719	2,656
Interest payable on Credit Facility and asset backed debt	3,817	1,741
Accrued expenses	1,150	178
Total liabilities	740,315	552,295
Commitments and contingencies (See Note 11)
Members' equity	56,496	51,264
Total liabilities and members' equity	$796,811	$603,559

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Operations
($ In thousands)
	Year Ended September 30,
	2022	2021
Investment income:
Interest	$53,006	$33,364
Other income	1,188	982
Total investment income	54,194	34,346
Expenses:
Interest and expense on credit facility and asset-backed debt	18,410	9,649
Interest expense on notes to members	17,468	12,635
Administrative services expenses	1,835	1,200
General and administrative expenses	1,156	906
Total expenses	38,869	24,390
Net investment income	15,325	9,956
Realized and unrealized gain (loss) on investments and credit facility foreign currency translation:
Net realized loss on investments	(14,948)	(4,732)
Net change in unrealized appreciation (depreciation) on:
Investments	(3,695)	3,377
Credit facility foreign currency translation	—	(489)
Net change in unrealized appreciation (depreciation) on investments and credit facility foreign currency translations	(3,695)	2,888
Net realized and unrealized gain (loss) from investments and credit facility foreign currency translations	(18,643)	(1,844)
Net increase (decrease) in members' equity resulting from operations	$(3,318)	$8,112

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Changes in Members’ Equity
($ In thousands)
	Year Ended September 30,
	2022	2021
Net change in members’ equity resulting from operations:
Net investment income	$15,325	$9,956
Net realized loss on investments	(14,948)	(4,732)
Net change in unrealized appreciation (depreciation) on investments	(3,695)	3,377
Net change in unrealized appreciation (depreciation) on credit facility foreign currency translation	—	(489)
Net increase (decrease) in members’ equity resulting from operations	(3,318)	8,112
Capital contributions	24,150	7,590
Distributions	(15,600)	(10,050)
Net increase (decrease) in members’ equity	5,232	5,652
Members’ equity
Beginning of year	51,264	45,612
End of year	$56,496	$51,264

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Cash Flows
($ In thousands)
	Year Ended September 30,
	2022	2021
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$(3,318)	$8,112
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (appreciation) depreciation on investments	3,695	(3,377)
Net change in unrealized depreciation on credit facility foreign currency translations	—	489
Net realized (gain) loss on investments	14,948	4,732
Net accretion of discount and amortization of premium	(3,186)	(1,934)
Purchases of investments	(278,807)	(354,412)
Payment-in-kind interest	(1,069)	(1,914)
Proceeds from disposition of investments	102,436	185,725
Amortization of deferred financing costs	608	(3,243)
(Increase) Decrease in:
Receivable for investments sold	3,686	(7,323)
Interest receivable	(1,612)	822
Prepaid expenses and other assets	(57)	(1,603)
Increase (Decrease) in:
Payables for investments purchased	(21,550)	31,963
Interest payable on Credit Facility	2,077	1,250
Interest payable on notes to members	2,065	2,623
Accrued expenses	972	168
Net cash provided by (used in) operating activities	(179,112)	(137,923)
Cash flows from financing activities:
Members’ capital contributions	15,763	7,590
Proceeds from notes issued to Members	36,780	17,710
Distributions paid to members	(15,600)	(10,050)
Proceeds from Asset Backed Debt issued	—	246,000
Borrowings under credit facility	220,500	220,000
Repayments under credit facility	(73,000)	(325,553)
Net cash provided by (used in) financing activities	184,443	155,697
Net increase (decrease) in cash and cash equivalents	5,331	17,774
Effect of exchange rate changes on cash	—	(522)
Cash and cash equivalents, beginning of year	28,374	11,121
Cash and cash equivalents, end of year	$33,705	$28,374
Supplemental disclosure of cash flow information:
Interest paid on credit facility and asset-backed debt	$16,334	$7,616
Interest paid on notes to members	$15,403	$10,013
Non Cash Operating and Financing activity:
Purchase of investments from non-cash equity contribution	$(27,957)	$—
Non Cash equity contribution	$8,387	$—
Non Cash proceeds from notes issued to Members	$19,570	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2022
Issuer Name	Maturity		Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 1,330.4%
Ad.net Acquisition, LLC	5/6/2026	Media	9.67%	3M L+600	8,888	$8,788	$8,821
Alpine Acquisition Corp II	11/30/2026	Containers and Packaging	8.22%	SOFR+600	9,975	9,790	9,576
Altamira Technologies, LLC	7/24/2025	Business Services	10.81%	3M L+800	5,225	5,113	5,042
American Insulated Glass, LLC	12/21/2023	Building Products	7.79%	3M L+550	4,883	4,851	4,883
Anteriad, LLC (f/k/a MeritDirect, LLC)	5/23/2024	Media: Advertising, Printing & Publishing	9.67%	3M L+550	5,284	5,208	5,284
Any Hour Services	7/21/2027	Professional Services	8.33%	3M L+525	3,510	3,441	3,440
Apex Service Partners, LLC	7/31/2025	Diversified Consumer Services	6.72%	1M L+525	1,010	1,010	1,005
Apex Service Partners, LLC Term Loan B	7/31/2025	Diversified Consumer Services	9.67%	3M L+625	2,202	2,202	2,191
Apex Service Partners, LLC Term Loan C	7/31/2025	Diversified Consumer Services	7.86%	3M L+525	11,115	11,050	11,059
Applied Technical Services, LLC	12/29/2026	Commercial Services & Supplies	8.76%	3M L+575	8,421	8,317	8,211
Arcfield Acquisition Corp.	3/7/2028	Aerospace and Defense	8.99%	SOFR + 575	4,677	4,588	4,583
Beta Plus Technologies, Inc.	7/1/2029	Business Services	7.76%	SOFR + 525	5,000	4,903	4,900
Blackhawk Industrial Distribution, Inc.	9/17/2024	Distributors	8.62%	SOFR + 500	15,293	15,102	14,956
Broder Bros., Co.	12/2/2022	Consumer Products	7.39%	3M L+600	2,417	2,417	2,417
By Light Professional IT Services, LLC	5/16/2024	High Tech Industries	9.20%	1M L+662	14,822	14,771	14,674
Cadence Aerospace, LLC	11/14/2023	Aerospace and Defense	11.31%	3M L+325	12,412	12,385	12,288
			(PIK 11.31%)
Cartessa Aesthetics, LLC	5/13/2028	Distributors	9.55%	SOFR + 600	6,484	6,359	6,386
CF512, Inc.	8/20/2026	Media	9.08%	3M L+600	4,950	4,866	4,876
CHA Holdings, Inc.	4/10/2025	Construction and Engineering	8.17%	3M L+450	5,557	5,487	5,557
Challenger Performance Optimization, Inc.	8/31/2023	Business Services	9.27%	1M L+575	9,271	9,247	8,993
			(PIK 1.00%)
Connatix Buyer, Inc.	7/13/2027	Media	8.42%	3M L+550	3,907	3,842	3,810
Crane 1 Services, Inc.	8/16/2027	Commercial Services & Supplies	9.39%	3M L+575	2,110	2,084	2,089
Douglas Products and Packaging Company LLC	10/19/2022	Chemicals, Plastics and Rubber	8.87%	3M L+575	8,655	8,653	8,655
Douglas Sewer Intermediate, LLC	10/19/2022	Chemicals, Plastics and Rubber	8.87%	3M L+575	7,248	7,246	7,248
Dr. Squatch, LLC	8/31/2027	Personal Products	9.42%	3M L+575	14,862	14,610	14,639
DRI Holding Inc.	12/21/2028	Media	8.37%	1M L+525	1,832	1,680	1,643
DRS Holdings III, Inc.	11/3/2025	Consumer Goods: Durable	8.87%	1M L+575	15,179	15,103	14,693
Duraco Specialty Tapes LLC	6/30/2024	Containers and Packaging	8.62%	1M L+550	10,278	10,151	10,031
ECL Entertainment, LLC	5/1/2028	Hotels, Restaurants and Leisure	10.62%	3M L+750	2,621	2,598	2,581
ECM Industries, LLC	12/23/2025	Electronic Equipment, Instruments, and Components	7.82%	3M L+475	4,974	4,974	4,738
Exigo Intermediate II, LLC	3/15/2027	Software	8.87%	1M L+575	12,935	12,759	12,644
Fairbanks Morse Defense	6/17/2028	Aerospace and Defense	8.39%	3M L+475	10,300	10,238	9,528
Gantech Acquisition Corp.	5/14/2026	IT Services	9.37%	1M L+625	14,638	14,427	14,199
Global Holdings InterCo LLC	3/16/2026	Diversified Financial Services	8.74%	3M L+600	3,904	3,888	3,728
Graffiti Buyer, Inc.	8/10/2027	Trading Companies & Distributors	9.17%	3M L+550	2,369	2,320	2,274
Hancock Roofing and Construction L.L.C.	12/31/2026	Insurance	8.67%	1M L+500	2,392	2,347	2,356
Holdco Sands Intermediate, LLC	11/23/2028	Aerospace and Defense	10.17%	3M L+600	4,963	4,874	4,863
HW Holdco, LLC	12/10/2024	Media	6.00%	6M L+575	3,052	3,006	3,014
Icon Partners III, LP	5/11/2028	Automobiles	7.55%	3M L+450	2,327	1,997	1,701
IDC Infusion Services, Inc.	12/30/2026	Healthcare Equipment and Supplies	10.20%	SOFR+700	9,950	9,833	9,502
Imagine Acquisitionco, LLC	11/15/2027	Software	8.42%	1M L+550	5,364	5,261	5,230
Inception Fertility Ventures, LLC	12/7/2023	Healthcare Providers and Services	8.55%	SOFR+700	16,620	16,309	16,454
Integrative Nutrition, LLC	9/29/2023	Diversified Consumer Services	8.42%	3M L+475	11,187	11,168	10,963
Integrity Marketing Acquisition, LLC	8/27/2025	Insurance	7.58%	1M L+550	5,966	5,885	5,906
ITI Holdings, Inc.	3/3/2028	IT Services	8.67%	SOFR + 550	3,980	3,917	3,900
K2 Pure Solutions NoCal, L.P.	12/20/2023	Chemicals, Plastics and Rubber	11.12%	1M L+800	19,250	19,103	19,250
Kinetic Purchaser, LLC	11/10/2027	Personal Products	9.67%	3M L+600	16,830	16,451	16,494
Lash OpCo, LLC	2/18/2027	Personal Products	11.17%	3M L+700	14,355	14,074	14,068
LAV Gear Holdings, Inc.	10/31/2024	Capital Equipment	9.70%	3M L+550	10,578	10,539	10,335
			(PIK 2.00%)
Lightspeed Buyer Inc.	2/3/2026	Healthcare Providers and Services	9.04%	3M L+575	10,598	10,428	10,254
Lucky Bucks, LLC	7/20/2027	Hotel, Gaming and Leisure	8.31%	3M L+550	4,331	4,258	3,183
Magenta Buyer, LLC	7/31/2028	Software	7.87%	1M L+475	2,695	2,539	2,425
Marketplace Events, LLC - Super Priority First Lien Term Loan	9/30/2025	Media: Diversified and Production	8.19%	1M L+525	647	647	647
Marketplace Events, LLC - Super Priority First Lien Unfunded Term Loan	9/30/2025	Media: Diversified and Production			589	-	-
Marketplace Events, LLC	9/30/2026	Media: Diversified and Production	8.19%	1M L+525	4,837	3,527	4,837
Mars Acquisition Holdings Corp.	5/14/2026	Media	8.62%	1M L+550	9,900	9,782	9,851
MBS Holdings, Inc.	4/16/2027	Internet Software and Services	8.56%	3M L+575	7,406	7,296	7,332
MDI Buyer, Inc.	7/25/2028	Chemicals, Plastics and Rubber	8.98%	3M L+500	5,000	4,902	4,900
Meadowlark Acquirer, LLC	12/10/2027	Professional Services	9.17%	3M L+650	2,396	2,353	2,372
Mission Critical Electronics, Inc.	3/28/2024	Capital Equipment	8.70%	SOFR+500	5,829	5,817	5,759
Municipal Emergency Services, Inc.	9/28/2027	Distributors	8.67%	3M L+500	3,465	3,405	3,264
NBH Group LLC	8/19/2026	Healthcare, Education & Childcare	7.80%	1M L+550	10,820	10,641	10,820
New Milani Group LLC	6/6/2024	Consumer Goods: Non-Durable	7.75%	3M L+500	14,363	14,319	14,111
OIS Management Services, LLC	7/9/2026	Healthcare Equipment and Supplies	8.40%	SOFR+475	5,060	4,991	5,060
One Stop Mailing, LLC	5/7/2027	Air Freight and Logistics	9.37%	1M L+625	14,598	14,353	14,160
Output Services Group, Inc.	3/27/2024	Business Services	9.80%	3M L+425	7,682	7,676	5,838
Owl Acquisition, LLC	2/4/2028	Professional Services	8.41%	3M L+575	3,990	3,918	3,890
Ox Two, LLC	5/18/2026	Construction and Building	9.81%	3M L+600	4,925	4,866	4,827
PH Beauty Holdings III, Inc.	9/29/2025	Wholesale	8.07%	1M L+500	9,593	9,234	7,674
PL Acquisitionco, LLC	11/9/2027	Textiles, Apparel and Luxury Goods	9.62%	1M L+650	8,238	8,111	8,032
Plant Health Intermediate, Inc.	10/19/2022	Chemicals, Plastics and Rubber	8.87%	3M L+575	1,562	1,561	1,562
PlayPower, Inc.	5/8/2026	Consumer Goods: Durable	9.17%	3M L+550	2,580	2,500	2,309
Pragmatic Institute, LLC	7/6/2028	Education	9.30%	SOFR+575	11,250	11,056	11,138
Quantic Electronics, LLC	11/19/2026	Aerospace and Defense	8.41%	1M L+625	4,845	4,755	4,729
Quantic Electronics, LLC - Unfunded Term Loan	11/19/2026	Aerospace and Defense		1M L+625	1,888	-	-
Reception Purchaser, LLC	2/28/2028	Air Freight and Logistics	9.13%	SOFR+600	4,975	4,904	4,751
Recteq, LLC	1/29/2026	Leisure Products	9.92%	3M L+600	4,925	4,856	4,753
Research Now Group, LLC and Dynata, LLC	12/20/2024	Diversified Consumer Services	8.84%	3M L+550	12,564	12,354	11,291

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2022

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par / Shares	Cost	Fair Value (2)
Sales Benchmark Index LLC	1/3/2025	Professional Services	9.67%	3M L+600	5,013	$4,960	$4,963
Sargent & Greenleaf Inc.	12/20/2024	Wholesale	8.62%	3M L+550	5,240	5,202	5,187
Schlesinger Global, Inc.	7/14/2025	Business Services	10.27%	SOFR+500	11,847	11,829	11,551
			(PIK 0.50%)
Sigma Defense Systems, LLC	12/18/2025	Aerospace and Defense	12.17%	1M L+850	14,716	14,411	14,421
Smile Brands Inc.	10/14/2025	Healthcare and Pharmaceuticals	7.05%	3M L+450	11,917	11,807	11,470
Solutionreach, Inc.	1/17/2024	Healthcare and Pharmaceuticals	8.87%	1M L+575	5,647	5,625	5,511
Spendmend Holdings LLC	3/1/2028	Healthcare Technology	8.63%	SOFR+575	2,956	2,916	2,873
STV Group Incorporated	12/11/2026	Construction and Building	8.37%	3M L+525	9,075	9,011	8,985
System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	8.73%	SOFR+600	14,888	14,623	14,649
Teneo Holdings LLC	7/18/2025	Business Services	8.38%	3M L+625	2,786	2,757	2,623
The Aegis Technologies Group, LLC	10/31/2025	Aerospace and Defense	9.55%	3M L+500	5,659	5,600	5,603
The Bluebird Group LLC	7/27/2026	Professional Services	10.67%	1M L+700	1,707	1,679	1,724
The Infosoft Group, LLC	9/16/2024	Media: Broadcasting and Subscription	8.47%	3M L+525	12,957	12,952	12,859
The Vertex Companies, LLC	8/30/2027	Construction and Engineering	8.62%	1M L+550	5,578	5,479	5,550
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	Consumer Goods: Non-Durable	8.30%	3M L+475	8,744	8,604	8,482
TVC Enterprises, LLC	3/26/2026	Diversified Consumer Services	8.87%	3M L+550	14,952	14,871	14,578
TWS Acquisition Corporation	6/16/2025	Diversified Consumer Services	8.76%	3M L+625	5,468	5,450	5,441
Tyto Athene, LLC (New Issue)	4/1/2028	IT Services	7.76%	3M L+550	15,550	15,421	14,446
UBEO, LLC	4/3/2024	Capital Equipment	8.17%	3M L+450	17,390	17,305	17,129
Unique Indoor Comfort, LLC	5/24/2027	Home and Office Furnishings, Housewares	8.95%	SOFR+525	4,975	4,880	4,866
Walker Edison Furniture Company LLC	3/31/2027	Wholesale	12.42%	3M L+575	12,684	12,438	8,473
			(PIK 3.0%)
Wildcat Buyerco, Inc.	2/27/2026	Electronic Equipment, Instruments, and Components	9.45%	SOFR+550	8,546	8,506	8,261
Zips Car Wash, LLC	3/1/2024	Automobiles	10.35%	3M L+725	16,957	16,711	16,533

Total First Lien Secured Debt						767,316	751,627
Second Lien Secured Debt - 5.0%

Inventus Power, Inc.	9/29/2024	Consumer Goods: Durable	12.17%	3M L+850	3,000	2,963	2,955
Total Second Lien Secured Debt						2,963	2,955
Equity Securities - 0.4%
New MPE Holdings, LLC	—	Media: Diversified and Production	—	—	—	—	139
Total Equity Securities						—	139
Total Investments - 1,335.9%						770,280	754,722
Cash and Cash Equivalents - 59.7%
BlackRock Federal FD Institutional 30						33,725	33,705
Total Cash and Cash Equivalents						33,725	33,705
Total Investments and Cash Equivalents —1,329.0%						$804,005	$788,427
Liabilities in Excess of Other Assets — (1,229.0)%							(731,931)
Members' Equity—100.0%							$56,496

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR or “L”, Secured Overnight Financing Rate or "SOFR", or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.

(3) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2021

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 1,088.%
Ad.net Acquisition, LLC	05/06/2026	Media	7.00%	3M L+600	8,978	$8,852	$8,843
Altamira Technologies, LLC	07/24/2025	Business Services	8.00%	3M L+700	5,525	5,376	5,180
American Insulated Glass, LLC	12/21/2023	Building Products	6.50%	3M L+550	5,721	5,653	5,663
Apex Service Partners, LLC	07/31/2025	Diversified Consumer Services	6.25%	3M L+525	1,021	1,021	1,010
Apex Service Partners, LLC Term Loan B	07/31/2025	Diversified Consumer Services	6.50%	1M L+550	2,222	2,222	2,200
Apex Service Partners, LLC Term Loan C	07/31/2025	Diversified Consumer Services	6.25%	3M L+525	4,174	4,103	4,132
Applied Technical Services, LLC	12/29/2026	Commercial Services & Supplies	6.75%	3M L+575	4,511	4,419	4,421
By Light Professional IT Services, LLC	05/16/2022	High Tech Industries	7.25%	1M L+625	12,880	12,869	12,880
Cadence Aerospace, LLC	11/14/2023	Aerospace and Defense	9.50%	3M L+850	12,282	12,231	11,981
			P(IK 9.50%)
Cano Health	11/23/2027	Healthcare, Education & Childcare	5.25%	3M L+450	2,653	2,647	2,654
CHA Holdings, Inc.	04/10/2025	Construction and Engineering	5.50%	3M L+450	5,615	5,519	5,530
Challenger Performance Optimization, Inc.	08/31/2023	Business Services	8.00%	1M L+675	9,501	9,454	9,216
			P(IK 1.00%)
Connatix Buyer, Inc	07/13/2027	Media	6.25%	1M L+550	4,000	3,922	3,920
CoolSys, Inc	08/04/2028	Business Services	5.50%	1M L+475	1,909	1,890	1,914
Crane 1 Services Inc	08/16/2027	Commercial Services & Supplies	6.75%	1M L+575	2,132	2,100	2,110
Crash Champions, LLC	08/05/2025	Automobiles	6.00%	3M L+500	8,978	8,802	8,798
Digital Room Holdings, Inc.	05/22/2026	Commercial Services & Supplies	5.08%	1M L+500	3,228	3,111	3,186
Douglas Products and Packaging Company LLC	10/19/2022	Chemicals, Plastics and Rubber	6.75%	3M L+575	8,746	8,695	8,746
Douglas Sewer Intermediate, LLC	10/19/2022	Chemicals, Plastics and Rubber	6.75%	3M L+575	7,323	7,278	7,323
Dr. Squatch, LLC	8/27/2026	Personal Products	7.00%	3M L+600	10,000	9,803	9,800
DRS Holdings III, Inc.	11/03/2025	Consumer Goods: Durable	7.25%	1M L+625	15,676	15,584	15,566
East Valley Tourist Development Authority	03/07/2022	Hotels, Restaurants and Leisure	9.00%	3M L+800	5,719	5,624	5,633
			P(IK 3.50%)
ECL Entertainment, LLC	03/312028	Hotels, Restaurants and Leisure	8.25%	1M L+750	2,647	2,621	2,707
ECM Industries, LLC	12/23/2025	Electronic Equipment, Instruments, and Components	5.50%	1M L+450	4,994	4,994	4,894
Fairbanks More Defense	06/17/2028	Aerospace and Defense	5.50%	3M L+475	10,000	9,955	10,000
FlexPrint, LLC	01/02/2024	Commercial Services & Supplies	6.02%	1M L+590	4,770	4,732	4,746
Gantech Acquisition Corp.	05/14/2026	IT Services	7.25%	3M L+625	14,925	14,648	14,627
Global Holdings InterCo LLC	03/16/2026	Diversified Financial Services	7.00%	3M L+600	3,968	3,948	3,948
Graffiti Buyer, Inc	08/10/2027	Trding Companies & Distributors	6.75%	3M L+575	2,393	2,346	2,357
Hancock Roofing and Construction L.L.C.	12/31/2026	Insurance	6.00%	3M L+500	2,481	2,425	2,456
Holdco Sands Intermediate, LLC	12/19/2025	Aerospace and Defense	7.50%	3M L+600	6,474	6,407	6,441
IMIA Holdings, Inc.	04/09/2027	Aerospace and Defense	6.75%	3M L+575	13,589	13,338	13,317
Integrative Nutrition, LLC	09/29/2023	Diversified Consumer Services	5.50%	3M L+450	11,567	11,528	11,567
K2 Pure Solutions NoCal, L.P.	12/20/2023	Chemicals, Plastics and Rubber	8.00%	1M L+700	19,450	19,193	18,933
LAV Gear Holdings, Inc.	10/31/2024	Capital Equipment	8.50%	3M L+750	10,491	10,435	9,833
			P(IK 1.00%)
Lightspeed Buyer Inc.	02/3/2026	Healthcare Providers and Services	6.75%	1M L+575	5,707	5,606	5,707
Lucky Bucks, LLC	07/20/2027	Hotel, Gaming and Leisure	6.25%	1M L+550	4,500	4,411	4,424
Marketplace Events, LLC (3)(4)	09/30/2025	Media: Diversified and Production	6.25%	3M L+525	617	617	617
Super Priority First Lien Term Loan			P(IK 6.25%)
Marketplace Events, LLC - Super Priority First Lien Unfunded Term Loan (3)(4)	09/30/2025	Media: Diversified and Production	—	—	589	—	—
Marketplace Events LLC (4)	09/30/2026	Media: Diversified and Production	0.00%	—	4,615	3,441	4,615
Mars Acquisition Holdings Corp.	05/14/2026	Media	6.50%	1M L+550	10,000	9,813	9,900
MBS Holdings, Inc.	04/16/2027	Internet Software and Services	6.75%	3M L+575	7,481	7,338	7,332
MeritDirect, LLC	05/23/2024	Media: Advertising, Printing & Publishing	6.50%	3M L+550	5,532	5,412	5,477
Mission Critical Electronics, Inc.	09/28/2022	Capital Equipment	6.00%	3M L+500	5,890	5,877	5,890
NBH Group LLC	08/19/2026	Healthcare, Education & Culture	6.50%	3M L+550	10,902	10,687	10,684
New Milani Group LLC	06/06/2024	Consumer Goods: Non-Durable	6.50%	1M L+550	14,550	14,481	13,895
OIS Management Services LLC	07/09/2026	Healthcare Equipment and Supplies	5.75%	1M L+475	1,995	1,966	1,965
One Stop Mailing, LLC	05/07/2027	Air Freight and Logistics	7.25%	1M L+625	14,920	14,631	14,659
Output Services Group, Inc.	03/27/2024	Business Services	5.50%	1M L+450	7,743	7,733	7,047
Ox Two, LLC	05/18/2026	Construction and Building	7.00%	3M L+600	4,975	4,901	4,876
PH Beauty Holdings III, Inc.	09/29/2025	Wholesale	5.12%	1M L+500	9,693	9,514	9,467
Plant Health Intermediate, Inc.	10/19/2022	Chemicals, Plastics and Rubber	6.75%	3M L+575	1,578	1,568	1,578
PlayPower, Inc.	05/8/2026	Consumer Goods: Durable	5.63%	3M L+550	3,805	3,720	3,736
Recteq, LLC	01/29/2026	Leisure Products	7.00%	3M L+600	4,975	4,888	4,925
Research Now Group, Inc. and Survey Sampling International LLC	12/20/2024	Diversified Consumer Services	6.50%	3M L+550	10,680	10,592	10,544
Sales Benchmark Index LLC	01/03/2025	Professional Services	7.75%	3M L+600	5,578	5,496	5,439
Sargent & Greenleaf Inc.	12/20/2024	Wholesale	7.00%	1M L+550	5,550	5,493	5,550
Schlesinger Global, Inc.	07/14/2025	Business Services	8.00%	3M L+700	11,785	11,760	11,254
Smile Brands Inc.	10/14/2024	Healthcare and Pharmaceuticals	5.32%	3M L+450	12,576	12,459	12,451
Snak Club, LLC	07/19/2022	Beverage, Food and Tobacco	7.00%	1M L+600	4,388	4,362	4,388
Solutionreach, Inc.	01/17/2024	Healthcare and Pharmaceuticals	6.75%	1M L+575	5,892	5,854	5,892

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Schedule of Investments

September 30, 2021

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par / Shares	Cost	Fair Value (2)
Spectacle Gary Holdings, LLC	12/23/2025	Hotels, Restaurants and Leisure	11.00%	1M L+900	4,389	$4,506	$4,765
STV Group Incorporated	12/11/2026	Construction and Building	5.33%	1M L+525	9,075	9,004	9,030
TAC LifePort Purchaser, LLC	03/01/2026	Aerospace and Defense	7.00%	3M L+600	4,950	4,860	4,948
TeleGuam Holdings, LLC	11/20/2025	Telecommunications	5.50%	1M L+450	10,337	10,313	10,234
Teneo Holdings LLC	07/18/2025	Business Services	6.25%	1M L+525	2,309	2,306	2,297
The Aegis Technologies Group, LLC	10/31/2025	Aerospace and Defense	6.77%	3M L+550	5,713	5,634	5,656
The Bluebird Group LLC	07/27/2026	Professional Services	8.00%	3M L+700	1,744	1,710	1,733
The Infosoft Group, LLC	09/16/2024	Media: Broadcasting and Subscription	6.75%	6M L+575	13,383	13,376	13,383
The Vertex Companies, LLC	08/30/2027	Construction and Engineering	6.50%	6M L+550	5,634	5,523	5,529
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	Consumer Goods: Non-Durable	6.25%	3M L+525	8,834	8,655	8,569
TVC Enterprises, LLC	03/26/2026	Diversified Consumer Services	6.75%	1M L+575	8,558	8,593	8,558
TWS Acquisition Corporation	06/16/2025	Diversified Consumer Services	7.25%	1M L+625	6,636	6,599	6,636
Tyto Athene, LLC	08/27/2024	IT Services	6.25%	1M L+550	11,443	11,334	11,443
UBEO, LLC	04/03/2024	Capital Equipment	5.50%	1M L+450	17,571	17,457	17,483
Urology Management Associates, LLC	08/30/2024	Healthcare and Pharmaceuticals	5.50%	1M L+450	11,030	10,849	10,975
Walker Edison Furniture Company LLC	03/31/2027	Wholesale	6.75%	1M L+575	12,438	12,142	11,971
Wildcat Buyerco, Inc.	02/27/2026	Electronic Equipment, Instruments, and Components	6.00%	3M L+500	5,706	5,656	5,678
Total First Lien Secured Debt						558,880	557,732
Second Lien Secured Debt - 10.5%
DBI Intermediate Holdco, LLC, Term Loan B (4)	02/02/2026	Business Services	11.00%	—	2,434	2,434	2,434
			P(IK 9.00%)
Inventus Power, Inc.	09/29/2024	Consumer Goods: Durable	9.50%	3M L+850	3,000	2,947	2,940
Total Second Lien Secured Debt						5,381	5,374
Equity Securities - 3.3%
DBI Intermediate Holdco, LLC, Series A-1 (4)	—	Business Services	13.00%	—	7	5,034	—
DBI Intermediate Holdco, LLC, Series AA (4)	—	Business Services	—	—	7	6,731	1,315
DBI Intermediate Holdco, LLC, Series B (4)	—	Business Services	—	—	1,065	237	—
New MPE Holdings, LLC	—	Media: Diversified and Production	—	—	0	—	362
Total Equity Securities						12,002	1,677
Total Investments - 1,101.7%						576,263	564,783
Cash and Cash Equivalents - 55.3%
BlackRock Federal FD Institutional 30						28,191	28,191
US Bank Cash						196	183
Total Cash and Cash Equivalents						28,387	28,374
Total Investments and Cash Equivalents —1,157.1%						$604,650	$593,157
Liabilities in Excess of Other Assets — (1,057.1)%							(541,893)
Members' Equity—100.0%							$51,264

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR, or “L” or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day LIBOR rate (1M L, 2M L, 3M L, or 6M L, respectively), at the borrower’s option. All securities are subject to a LIBOR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.
(3) Non-U.S. company or principal place of business outside the United States.
(4) Security currently on interest non-accrual status.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

1.
ORGANIZATION

PennantPark Senior Secured Loan Fund I LLC ("PSSL"), is organized as a Delaware limited liability company and commenced operations in May 2017. PSSL is a joint venture between PennantPark Floating Rate Capital Ltd. ("PFLT") and Trinity Universal Insurance Company, a subsidiary of Kemper Corporation (NYSE: KMPR), ("Kemper"). In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSSL and its consolidated subsidiary.

The Company's investment objectives are to generate current income and capital appreciation while seeking to preserve capital. We seek to achieve our investment objective by investing primarily in loans bearing a variable-rate of interest, or floating rate loans, and other investments made to U.S. middle-market companies whose debt is rated below investment grade. Floating rate loans pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as London Interbank Offered Rate ("LIBOR"), and Secured Overnight Financing Rate ("SOFR"), with or without a floor, plus a fixed spread.

PFLT and Kemper (individually a "Member" and collectively the "Members") provide capital to PSSL in the form of notes and equity interests. As of September 30, 2022 and 2021, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests. The administrative agent of the Company is PennantPark Investment Administration, LLC, (the "Administrative Agent"). The Bank of New York Mellon Corporation, or the Sub-Administrator, provides certain services to the Administrative Agent with respect to certain accounting matters and has the responsibility for the official books and records.

PFLT and Kemper each appointed two members to PSSL’s four-person board of directors and investment committee. All material decisions with respect to PSSL, including those involving its investment portfolio, require unanimous approval of a quorum of the board of directors or investment committee. Quorum is defined as (i) the presence of two members of the board of directors or investment committee; provided that at least one individual is present that was elected, designated or appointed by each of the Members; (ii) the presence of three members of the board of directors or investment committee, provided that the individual that was elected, designated or appointed by the Member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the board of directors or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each of the Members.

In May 2017, PennantPark Senior Secured Loan Facility LLC ("PSSL I"), a wholly-owned subsidiary of PSSL, was formed as a financing subsidiary for purposes of entering into a multi-currency senior secured revolving credit facility, with Capital One, N.A. (see Note 10). The $325 million Credit Facility has a maturity date of May 2, 2023 and is priced at 2.25% over LIBOR. On January 27, 2021, PSSL terminated the facility with Capital One, N.A.

In January 2021, Pennant Park Senior Secured Loan Facility II, LLC ("PSSL II"), a wholly-owned subsidiary of PSSL, was formed as a financing subsidiary for purposes of entering into a senior secured revolving credit facility with Ally Bank (see Note 10) Credit Facility 2 has a maturity date of January 26, 2026 with an interest rate at 2.6% over LIBOR. On June 3, 2021, the facility amount was increased to $155.0 million from $125.0 million. On October 13, 2021, Credit Facility 2 was increased to $225 million from $155 million with an interest rate of 2.5% over LIBOR. On May 2, 2022, Credit Facility 2 was increased to $325 million from $225 million with and interest rate of 2.6% over daily SOFR.

PennantPark CLO II Ltd ("CLO II") In January 2021, PSSL completed a $300.7 million debt securitization in the form of a collateralized loan obligation, or the “2032 Asset-Backed Debt”. The 2032 Asset-Backed Debt is secured by a diversified portfolio of PennantPark CLO II, Ltd., a wholly-owned and consolidated subsidiary of PSSL, consisting primarily of middle market loans and participation interests in middle market loans. The 2032 Asset-Backed Debt is scheduled to mature in January 2032.

2. SIGNIFICANT ACCOUNTING POLICIES

PSSL is considered an investment company under U.S. generally accepted accounting principles ("GAAP") and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended ("ASC"), serves as a source of accounting literature. Subsequent events are evaluated and recognized or disclosed as appropriate for events occurring through the date the consolidated financial statements are available to be issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Members to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Members, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

Our significant accounting policies consistently applied are as follows:

(a) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event in determining our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)
Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PFLT, responsible for the portfolio investment;

(2)
Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)
Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)
Our board of directors reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our board of directors assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(b) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade -date basis. We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK, interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable, interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

discount ("OID"), market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest receivable is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Members’ judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Members’ judgment, are likely to remain current. As of September 30, 2022, none of our portfolio companies were on non-accrual. As of September 30, 2021, we had one portfolio company on non-accrual, representing 0.7% and 0.9% of our overall portfolio on a cost and fair value basis and zero investments on non-accrual, respectively.

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

(c) Income Taxes

PSSL is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSSL’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the board of directors is required to determine whether a tax position of PSSL is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in PSSL recording a tax liability that would reduce members’ capital.

As of and for the years ended September 30, 2022 and 2021, there were no material uncertain income tax positions.

(d) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.
Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.
Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although Members’ capital and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

(e) Consolidation

As explained by ASC paragraph 946-810-45, PSSL will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(f) Recent Accounting Pronouncements

In March 2020, the FASB issued Accounting Standards Update No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The guidance provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of the reference rate reform. ASU 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company utilized the optional expedients and exceptions provided by ASU 2020-04 during the year ended September30, 2022, the effect of which was not material to the consolidated financial statements and the notes thereto.

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326)”, which is intended to address issues identified during the post-implementation review of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendment, among other things, eliminates the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The new guidance is effective for interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of ASU 2022-02 on its consolidated financial statement and disclosures.

In June 2022, the FASB issued Accounting Standards Update No. 2022-03, or ASU, 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, or ASU 2022-03, which changed the fair value measurement disclosure requirements of ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods therein. Early application is permitted. The Company is currently evaluating the impact the adoption of this new accounting standard will have on its consolidated financial statements, but the impact of the adoption is not expected to be material.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

On June 10, 2022, PFLT was issued a capital call from the Company totaling $28.4 million consisting of Member notes of $19.9 million and equity interest of $8.5 million. PFLT fulfilled the June 10, 2022 capital call by contributing $28.0 million of securities and $0.4 million in cash to the Company.

For the years ended September 30, 2022 and 2021, PSSL purchased $275.8 million and $285.8 million, respectively, in investments from PFLT and other affiliated entities.

For the years ended September 30, 2022 and 2021, PSSL incurred $1.8 and $1.2 million in administrative services, respectively to the Administrative Agent. The Administrative Agent provides administration services to PSSL at an annual rate of 0.25% of average gross assets under management.

For the years ended September 30, 2022 and 2021, PSSL incurred $17.5 million and $12.6 million, respectively, in interest expense related to the notes outstanding with the Members.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1: Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3: Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our board of directors that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market comparable valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

Some of our investments can also be valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes:

Asset Category	Fair value at September 30, 2022	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$127,355	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	615,800	Market Comparable	Market Yield	6.0% – 12.2% (9.1%)
First lien	8,473	Enterprise Market Value	EBITDA Multiple	14.0x
Second Lien	2,955	Market Comparable	Market Yield	12.2% - 12.2% (12.2%)
Equity	139	Enterprise Market Value	EBITDA Multiple	8.0x
Total Level 3 investments	$754,722

Asset Category	Fair value at September 30, 2021	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$168,834	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	388,898	Market Comparable	Market Yield	5.6% – 11.4% (7.8%)
Second Lien	5,374	Market Comparable	Market Yield	10.9% - 11.0% (10.9%)
Equity	1,677	Enterprise Market Value	EBITDA Multiple	7.6x
Total Level 3 investments	$564,783

(1) The weighted averages disclosed in the table above were weighted by their relative fair value.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

Our investments, cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes:

	Fair Value at September 30, 2022
Description	Level 1	Level 2	Level 3	Total Fair Value
First lien	$—	$—	$751,628	$751,628
Second Lien	—	—	2,955	2,955
Equity	—	—	139	139
Total investments	—	—	754,722	754,722
Cash and cash equivalents	33,705	—	—	33,705
Total investments, cash and cash equivalents	$33,705	$—	$754,722	$788,427

	Fair Value at September 30, 2021
Description	Level 1	Level 2	Level 3	Total Fair Value
First lien	$—	$—	$557,732	$557,732
Second Lien	—	—	5,374	5,374
Equity	—	—	1,677	1,677
Total investments	—	—	564,783	564,783
Cash and cash equivalents	28,374	—	—	28,374
Total investments, cash and cash equivalents	$28,374	$—	$564,783	$593,157

The tables below show a reconciliation of the beginning and ending balances for fair valued investments measured using significant unobservable inputs (Level 3):

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

	For the Year Ended September 30, 2022
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$563,106	$1,677	$564,783
Net realized losses	(8,217)	(6,731)	(14,948)
Net change in unrealized depreciation	(8,888)	5,193	(3,695)
Purchases, net discount accretion and non-cash exchanges	311,018	—	311,018
Sales, repayments and non-cash exchanges	(102,436)	—	(102,436)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$754,583	$139	$754,722
Net change in unrealized depreciation reported within the net change in unrealized appreciation (depreciation) on investments in our Consolidated Statements of Operations attributable to our Level 3 assets still held at the reporting date	$(8,297)	$(460)	$(8,756)

	For the Year Ended September 30, 2021
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$391,182	$1,804	$392,986
Net realized losses	(4,732)	—	(4,732)
Net change in unrealized depreciation	9,139	(5,145)	3,994
Purchases, net discount accretion and non-cash exchanges	353,242	5,018	358,260
Sales, repayments and non-cash exchanges	(185,725)	—	(185,725)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$563,106	$1,677	$564,783
Net change in unrealized depreciation reported within the net change in unrealized appreciation (depreciation) on investments in our Consolidated Statements of Operations attributable to our Level 3 assets still held at the reporting date	$(4,111)	$(1,179)	$(5,290)

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash in money market funds pending investment in longer-term portfolio holdings. Our portfolio may consist of temporary investments in U.S. Treasury Bills (of varying maturities), repurchase agreements, money market funds or repurchase agreement-like treasury securities. These temporary investments with original maturities of 90 days or less are deemed cash equivalents and are included in the Consolidated Schedule of Investments. U.S. Treasury Bills with maturities greater than 60 days from the time of purchase are valued consistent with our valuation policy. As of September 30, 2022 and 2021, cash and cash equivalents consisted of money market funds in the amounts of $33.7 million and $28.4 million at fair value, respectively.

6. MEMBERS’ EQUITY

PFLT and Kemper provide capital to PSSL in the form of equity interests. As of September 30, 2022 and 2021, PFLT and Kemper owned 87.5% and 12.5%, respectively, of equity interests in PSSL.

As of September 30, 2022 and 2021, PFLT had commitments to fund equity interests to PSSL of $90.0 million and $73.0 million, respectively, of which $8.5 million and $12.6 million, respectively, were unfunded.

As of September 30, 2022 and 2021, Kemper had commitments to fund equity interests to PSSL of $12.9 million and $10.4 million, respectively, of which $1.2 million and $1.8 million, respectively were unfunded.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

7. NOTES PAYABLE TO MEMBERS

PFLT and Kemper provide capital to PSSL in the form of first lien secured debt (“Member Notes”). The Member Notes were previously subordinated debt that were modified during the year ended September 30, 2018 to eliminate the subordination provision. The Member Notes bear an interest rate of 3-month LIBOR plus 8.0% and mature on May 6, 2024. As of September 30, 2022 and 2021, PFLT and Kemper owned 87.5% and 12.5%, respectively, of the Member Notes.

As of September 30, 2022 and 2021, PFLT had commitments to fund Member Notes to PSSL of $210.1 million and $170.3 million, respectively, of which $19.9 million and $29.4 million, respectively, were unfunded.

As of September 30, 2022 and 2021, Kemper had commitments to fund Member Notes to PSSL of $30.0 million and $24.3 million, respectively, of which $2.8 million and $4.2 million, respectively, were unfunded.

8. RISKS AND UNCERTAINTIES

Investment risk

PSSL seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSSL’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSSL’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSSL are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSSL to liquidate these investments and realize value is subject to significant limitations and uncertainties.

Leverage Risk

PSSL may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital, however, such use may also magnify the potential for loss on invested equity capital. If the value of PSSL’s assets decreases, leveraging would cause Members’ equity to decline more sharply than it otherwise would have had PSSL not used leverage. Similarly, any decrease in PSSL’s income would cause Members’ equity to decline more sharply than it would have had PSSL not borrowed. Borrowings will usually be from credit facilities and will typically be secured by PSSL’s securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures PSSL’s obligations and if PSSL was unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy PSSL’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSSL’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSSL’s profitability.

Credit Risk

PSSL primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSSL are subject to restrictions on their resale or are otherwise illiquid. PSSL assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSSL may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

9. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

10. LEVERAGE

Credit Facility

In May 2017, PSSL I entered into a $325.0 million multi currency credit facility with Capital One, N.A. as the lender and administrative agent (the "Capital One Facility"). As of September 30, 2020, we had a $217.5 million in outstanding borrowings under the Capital One Facility and the weighted average interest rate was 2.4% excluding the undrawn commitment fees. The Capital

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 and 2021

One Facility was secured by substantially all of the assets held by us. The Capital One Facility contains customary financial and other covenants and the carrying value approximates fair value. On January 27, 2021, PSSL I fully repaid and terminated the Capital One Facility.

On January 26, 2021, PSSL II entered into a $125.0 million senior secured revolving credit facility with Ally Bank (the "Ally Credit Facility"). The Ally Credit Facility has a maturity date of January 26, 2026 and bears interest at 2.6% over LIBOR. The Ally Credit Facility is secured by substantially all of the assets held by PSSL II. On June 3, 2021 the facility amount was increased to $155.0 million with no change to the interest rate and maturity date. On October 13, 2021, the Ally Credit Facility was further increased to $225 million and the interest rate was changed to 2.5% over LIBOR. On May 2, 2022, the Ally Credit Facility was increased to $325 and interest rate was changed to 2.6% over daily SOFR. The Ally Credit Facility contains customary financial and other covenants and as of September 30, 2022, we are in compliance with all covenants. As of September 30, 2022 we had $259.5 million in outstanding borrowings.

Asset - Backed Debt

In January 2021, CLO II completed a $300.7 million debt securitization in the form of a collateralized loan obligation (the "Debt Securitization" or the "2032 Asset-Backed Debt”). The 2032 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The Debt Securitization was executed through (A) a private placement of: (i) $171.0 million Class A-1 Senior Secured Floating Rate Loans maturing 2032, which bear interest at the three-month LIBOR plus 1.9%, (ii) $6.0 million Class A-2 Senior Secured Fixed Rate Notes due 2032, which bear interest at three month LIBOR plus 2.25%, (iii) $15.5 million Class B-1 Senior Secured Floating Rate Notes due 2032, which bear interest at the three-month LIBOR plus 2.6%, (iv) $8.5 million Class B-2 Senior Secured Fixed Rate Notes due 2032, which bear interest of 3.14%, (v) $27.0 million Class C Secured Deferrable Floating Rate Notes due 2032, which bear interest at the three-month LIBOR plus 4.25%, (vi) $18.0 million Class D Secured Deferrable Fixed Rate Notes due 2032, which bear interest at the three-month LIBOR plus 6.5%, and (vii) $18.0 million Class E Secured Deferrable Floating Rate Notes due 2032, which bear interest at the three-month LIBOR plus 8.5%, under a credit agreement by and among the Securitization Issuers, as borrowers, various financial institutions, as lenders, and U.S. Bank National Association, as collateral agent and as loan agent. As of September 30, 2022 there was $246.0 million of 2032 Asset-Backed Debt and there was $2.6 million of un-amortized fees. As of September 30, 2022 the weighted average interest rate was 5.0%.

On the closing date of the Debt Securitization, in consideration of our transfer to CLO II of the initial closing date loan portfolio, PSSL received 100% of the Preferred Shares of CLO II, 100% of the Class E Notes issued by CLO II, and a portion of the net cash proceeds received from the sale of the 2032 Asset-Backed Debt. The Preferred Shares do not bear interest and had a stated value of approximately $36.7 million at the closing of the Debt Securitization.

The 2032 Asset-Backed Debt is included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the Class E Notes and the Preferred Shares have been eliminated in consolidation.

PennantPark Investment Adviser, LLC serves as collateral manager to the Securitization Issuer pursuant to the Collateral Management Agreement. For so long as PennantPark Investment Advisor, LLC serves as collateral manager, it will elect to irrevocably waive any collateral management fee to which it may be entitled under the Collateral Management Agreement.

11. COMMITMENTS AND CONTINGENCY

As of September 30, 2022, the Company had $2.5 million of unfunded commitment to fund existing investments.

The Company has provided general indemnifications to the Members, affiliates of the Members, and any person acting on behalf of the Members or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

12. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements were available to be issued, November 17, 2022.

On November 10, 2022 PSSL issued and the Members funded a capital call in the amount of $15.0 million.